Exhibit 99.1(a)
Third Quarter 2026 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation third quarter 2026 earnings prepared comments. The Celanese Corporation third quarter 2026 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and Non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Today, we reported third quarter 2026 adjusted earnings per share of $1.65 (inclusive of approximately $0.36 per share of non-cash transaction amortization1), representing a 23 percent increase compared to the same period last year. I am also pleased to report that we generated $461 million of free cash flow in the quarter. These results reflect disciplined execution across the company, the benefits of our productivity actions, early contributions from our strategic growth initiatives, and the resilience of our differentiated businesses.
Over the last two years, we have taken significant actions to improve the company's competitiveness, earnings quality, and cash generation. As a result, we expect to generate more than $1.5 billion in free cash flow across 2025 and 2026, demonstrating our ability to drive strong financial performance while making meaningful progress on deleveraging.
We are encouraged by the momentum of a number of strategic growth initiatives and commercial actions across the portfolio. Success in these areas creates a more diversified and resilient earnings profile,
1 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

increases cash generation, supports a faster path to deleveraging, and provides additional flexibility to invest in future opportunities.
During the quarter, we continued to take decisive steps across the portfolio to advance these priorities and strengthen our foundation for future growth.
•Within Engineered Materials (EM), we advanced targeted initiatives in Europe and Asia to expand our capabilities in high-growth medical and electronics applications. We also entered into a strategic partnership with Vigor, a global leader in precision plastic gears and components, to accelerate the development of lightweight plastic joint solutions for humanoid robotics.
•In the Acetyl Chain (AC), we completed the previously announced closure of our acetate tow facility in Lanaken, Belgium. Consistent with our strategy, this action allows us to exit a higher-cost facility and further leverage the advantages of our most competitive assets through targeted debottlenecking and productivity improvements, while continuing to provide reliable supply and service to our customers. We expect the closure to deliver approximately $20 to $25 million of annualized cost savings.
•Finally, we've taken steps during the quarter to advance the sale of an additional 19 percent interest in the Nutrinova joint venture to Mitsui. Upon closing, the transaction is expected to generate approximately $152 million of cash proceeds to support continued deleveraging. The sale represents an attractive realization of value, and we anticipate completing the transaction in the next few weeks.
As we look ahead, we are focused on translating the progress of the last several years into accelerated growth, stronger earnings and increased cash generation, while maintaining disciplined execution and capital allocation.
Now, let me turn to the specifics of our businesses.
Engineered Materials generated third quarter adjusted EBIT of $209 million and operating EBITDA of $311 million at margins of 15 and 23 percent, respectively. Adjusted EBIT increased 5 percent compared to the same period last year, while adjusted EBIT margin improved by 80 basis points. Excluding the impact of the Micromax® divestiture, adjusted EBIT increased by approximately 9 percent and net sales increased 5 percent year over year, driven by improved pricing and stable volumes.2
2 Comparison excludes Micromax® net sales from the third quarter 2025. The divestiture of Micromax® closed on February 2, 2026. When Micromax® net sales are included, year-over-year net sales decreased by 1 percent, consisting of a 6 percent decline in volume and a 5 percent increase in price.

Results were supported by strong commercial execution, favorable product mix, and early contributions from strategic growth initiatives, which more than offset raw material inflation and higher logistics costs, including Rhine River disruptions. Results also benefited from a smaller than anticipated inventory-related earnings impact.
Performance was led by our strategic growth platforms, particularly in medical and electronics. Medical net sales increased 16 percent year-over-year, reflecting continued strength in injectable pen applications, inhalers, and medical implants. Electronics net sales increased 30 percent year-over-year, including further penetration in connectors and electronic components supporting AI infrastructure. These higher-value applications contributed to favorable mix enrichment and were key drivers of earnings growth during the quarter.
The growing importance of these subsegments is increasingly reflected in both our sales mix and earnings profile. Together, medical and electronics represent less than one-fifth of EM sales, yet contribute nearly 30 percent to earnings. While automotive remains our largest end market in EM, there is an increasing contribution from higher-margin applications exposed to attractive secular growth trends. We are leveraging our strong automotive position to expand participation in attractive growth areas such as electric vehicle applications, weather seals, and solutions that reduce noise, vibration, and harshness. We believe this evolution of the portfolio will continue to improve earnings quality and strengthen the long-term growth outlook for the business.
As we discussed last quarter, our growth strategy is focused on approximately 30 priority subsegments across areas such as AI infrastructure, medical devices, and vehicle electrification. What makes these opportunities particularly compelling is the breadth of our portfolio and the participation it enables within a single device or system. For example, within a single continuous glucose monitor, over six different EM material families can be utilized across approximately ten applications spanning the sensor, housing, electronics and drug delivery system. This positions us to solve customer challenges with multiple technologies across a single application, expanding our content opportunity, deepening customer relationships, and increasing our ability to capture value across these attractive growth markets.
In parallel, we continue to advance a number of targeted initiatives that support both growth and competitiveness. In Europe, we are progressing planned expansions of our specialty compounding operations. In Asia, we have completed the permitting and begun commissioning activities for our liquid crystal polymer production facility, enhancing our ability to serve rapidly growing electronics and AI infrastructure applications while providing a more localized and resilient supply position. We are also advancing new medical-grade compounding capabilities in Asia. We remain on track to commercialize all three projects during the first half of 2027.
Turning to the fourth quarter, we expect EM earnings to moderate sequentially, primarily reflecting year-end seasonal demand patterns in the Western Hemisphere. We expect improved earnings from Ibn Sina, largely driven by MTBE pricing, to be offset by higher raw material costs. We continue to expect $20 million of inventory absorption associated primarily with inventory drawdowns related to our nylon 6,6 manufacturing footprint optimization initiatives. Based on these factors, we expect fourth quarter adjusted EBIT of $170 to $190 million and operating EBITDA of $265 to $285 million.
More broadly, our 2026 performance continues to demonstrate the increasing earnings power of EM. Excluding Micromax®, we expect greater than 20 percent growth in adjusted EBIT for the full year 2026 and year-over-year net sales growth of approximately 6 percent. This performance reflects the benefits of our Grow & Fortify strategy, an improving business mix, and the increasing contribution of higher-value growth platforms across the portfolio, reinforcing our confidence in the long-term growth trajectory of Engineered Materials.
The Acetyl Chain delivered third quarter adjusted EBIT of $236 million and operating EBITDA of $301 million, at margins of 20 and 25 percent, respectively. Adjusted EBIT increased by over 25 percent when compared to the third quarter of 2025, and net sales increased by 14 percent over the same period.
Similar to last quarter, AC was uniquely positioned to capture opportunities, especially as customers continued to prioritize reliable supply. AC delivered strong performance across acetic acid, derivatives, and the vinyls chain, as pricing favorability and incremental spot opportunities more than offset modest demand softness and higher logistics costs. In China, conditions remained dynamic, with margin compression early in the quarter driven primarily by methanol inflation, before improving later in the period as pricing dynamics became more constructive.
Our results demonstrated the flexibility and resilience of our global production network. Following planned maintenance, we successfully restarted our Frankfurt VAM facility during the quarter and expect to continue operating the asset in line with customer demand. We also completed the previously announced closure of our acetate tow facility in Lanaken, Belgium, with approximately one-third of the expected annual savings anticipated to be realized in 2026. Overall, the quarter once again highlighted the strength of AC's integrated business model, the benefits of its flexible operating network, and its ability to capture value across regions in a dynamic macroeconomic environment.

The strength of the business today reflects the deliberate evolution of the portfolio and business model over the last decade. Nearly 75 percent of our sales are generated in the Western Hemisphere, and approximately two-thirds of that business serves downstream derivative applications. These shifts have strengthened the quality and resilience of our earnings profile by increasing exposure to higher-value applications and regions where customers increasingly prioritize reliability, product performance, and local supply.
The Acetyl Chain benefits from a differentiated business model built around our advantaged Clear Lake, Texas facility and increasing participation in downstream derivatives, reducing the business's sensitivity to excess Chinese acetic acid capacity. By converting those molecules into higher-value downstream products and solutions in the Western Hemisphere, we significantly increase the value created from each ton of acetic acid produced. For example, when converted into emulsions or redispersible powders (RDP), the margin contribution from an acid molecule can increase by approximately 6 to 8 times. The strength of this strategy is reflected in the continued growth of our downstream businesses, including record RDP volumes in both the second and third quarters of 2026.
We also remain encouraged by the long-term opportunities across our downstream growth pathways. While residential construction, remodeling, and maintenance activity remain below historical levels across most of the world, we continue to identify attractive opportunities in higher-value applications where we can leverage our technical expertise, customer relationships, and integrated value chain. These include applications like waterproofing membranes, self-leveling compounds, and specialty fibers.
Importantly, AC is increasingly positioned to benefit from a recovery in construction-related demand. Residential remodeling, maintenance, and new construction remain important end markets for many of our downstream products. Combined with our advantaged manufacturing position and strong customer relationships, our focus on derivative applications provides meaningful operating leverage and additional upside potential when demand improves.
Turning to the fourth quarter, we anticipate sequential moderation due to seasonal volume declines across the business. Based on these dynamics, we expect fourth quarter adjusted EBIT of $200 to $230 million and operating EBITDA of $265 to $295 million.
We believe the combination of advantaged assets, commercial execution and downstream expansion will continue to strengthen the quality and durability of Acetyl Chain earnings moving forward.

Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
The third quarter demonstrated continued execution against our key priorities. Strong earnings performance and cash conversion drove further balance sheet deleveraging in the quarter. We are also progressing the completion of the Nutrinova transaction which we expect to further accelerate our trajectory. I will walk through the quarter in more detail, beginning with our cash performance.
Free cash flow for the quarter was $461 million and brings the year-to-date total to more than $600 million. Working capital was a $184 million source of cash, with a reduction in accounts receivable as a key driver. Similar to last year, we anticipate the third quarter to be the highest cash generation quarter of the year. Reflecting the strength of this performance, we are increasing our full-year 2026 outlook and now expect free cash flow of $750 to $800 million.
Capital expenditures were $69 million in the third quarter, and we continue to expect full-year spending to be within our targeted annual range of $300 to $350 million. Consistent with our capital allocation priorities, capital expenditures remain focused on required maintenance as well as high-return growth and productivity initiatives that support long-term value creation.
Our teams continued to execute against our objective to generate approximately $1 billion of divestiture proceeds through the end of 2027 in support of deleveraging. In the coming weeks, we expect to close the sale of an additional 19 percent of the Nutrinova joint venture to Mitsui for cash proceeds of approximately $152 million, subject to customary legal and regulatory closing conditions. Additionally, we have realized approximately $15 million from sales of excess land which brings our cumulative divestiture proceeds in the past year to nearly two-thirds of our target. We continue to take action across the portfolio to unlock value and further advance our deleveraging objectives.
Turning to Other Activities, in the third quarter we reported a net expense of $78 million in adjusted EBIT and $64 million in operating EBITDA. For the fourth quarter, we expect net expense of approximately $90 million in adjusted EBIT and $75 million in operating EBITDA, primarily reflecting the timing of expense recognition between the third and fourth quarters. This would result in an average quarterly adjusted EBIT of approximately $82 million across the full year. We also expect net interest expense to be approximately $165 million in the fourth quarter.
The effective tax rate for adjusted earnings was 8 percent in the third quarter, and we continue to expect a similar rate for full-year 2026 based on the anticipated jurisdictional earnings mix and consideration of other non-recurring U.S. GAAP items.

We remain disciplined in our approach to debt reduction. Our liquidity levels remain strong, with $1.4 billion in cash and an undrawn $1.75 billion revolving credit facility at the end of the third quarter. We closed the quarter with net debt-to-operating EBITDA of 4.9x. This reflects our continued focus on free cash flow generation, divestitures, and debt reduction. Based on our performance year-to-date, we expect net debt-to-operating EBITDA to be approximately 4.7x at the end of 2026. Our progress in 2026 continues to support our path toward our long-term leverage objectives. We expect to finish 2026 with excess cash balances more than sufficient to repay our 2027 bond maturities. Likewise, the free cash flow generation that we expect to build in 2027 will position us to address our 2028 bond maturities as they come due.
The results of this quarter reflect continued progress against our priorities and we remain focused on our commitment to further improve earnings, cash generation, and leverage.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Looking to the fourth quarter, we expect year-end seasonal moderation across both businesses. These effects are expected to be partially offset by continued momentum in medical, electronics, and other targeted growth areas, as well as further benefits from our cost reduction and productivity programs. Based on these dynamics, we anticipate full-year 2026 adjusted earnings per share of approximately $6.00 to $6.25.
As we look beyond 2026, our priorities remain clear. As Chuck said, we expect to exit the year with net debt-to-operating EBITDA of approximately 4.7x, reflecting the progress we have made on deleveraging through disciplined cash generation, targeted divestitures, and focused capital allocation. While we still have work to do, we are steadily strengthening our balance sheet and increasing financial flexibility.
Our 2026 performance provides evidence of the earnings potential created by these actions. Through the first nine months of the year, adjusted EBIT has increased approximately 25 percent compared to the prior-year period. While macroeconomic conditions remain dynamic, the progress we are seeing across our productivity initiatives, portfolio actions, strategic growth platforms and cash generation efforts gives us confidence in our ability to continue improving the earnings power of the company over time.
Ultimately, our objective is straightforward: continue strengthening the balance sheet, improve the quality and durability of earnings, and create long-term value through execution of our growth pathways and strategic initiatives. We believe the actions we are taking today position Celanese to return to a level of performance consistent with top-quartile value creation over time.

We look forward to meeting with our investors in December at our technical center and manufacturing site in Florence, Kentucky, where we will provide details on the company’s business strategy, growth pathways, and long-term value creation priorities.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Beginning with the reporting period ending June 30, 2026, the Company revised its presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. Previously, Other Income (Expense) Attributable to Celanese Corporation was included with the presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. To provide a better understanding for readers of the U.S. GAAP results of the Company’s non-consolidated equity investments by presenting such results in isolation and better align with how management assesses such results, Other Income (Expense) Attributable to Celanese Corporation is now included with Non-Operating Pension, Other Post-Retirement Employee Benefit (Expense) Income Attributable to Celanese Corporation. Prior periods presented have been revised to reflect this change.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to Non-GAAP financial measures. For more information on the Non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each Non-GAAP financial measure used, including definitions and reconciliations of the differences between such Non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.